Exhibit 4.1

CSX Executives’ Deferred Compensation Plan

Effective January 1, 2005

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		2

1.01.	Account	2
1.02.	Administrator	2
1.03.	Affiliated Company	2
1.04.	Average Price	2
1.05.	Award	2
1.06.	Award Deferral Agreement	2
1.07.	Board of Directors or Board	2
1.08.	Change of Control	2
1.09.	Closing Price	4
1.10.	Code	4
1.11.	Committee	4
1.12.	Company Stock	4
1.13.	Compensation	4
1.14.	Corporation	4
1.15.	CSXtra	4
1.16.	Deferral Agreement	5
1.17.	Distribution Timing Election	5
1.18.	Dividend Equivalent	5
1.19.	Effective Date	5
1.20.	Eligible Executive	5
1.21.	Executive Stock Account	6
1.22.	Fiscal Year	6
1.23.	Form of Payment Election	6
1.24.	ICP Award	6
1.25.	Independent Advisor	6
1.26.	Matching Credits	6
1.27.	Member	6
1.28.	Participating Company	7
1.29.	Plan	7
1.30.	Salary Deferrals	7
1.31.	Salary Deferral Agreement	7
1.32.	Stock Award	7
1.33.	Trust	7
1.34.	Valuation Date	7

ARTICLE II MEMBERSHIP		8

2.01.	In General.	8
2.02.	Termination of Employment; Re-employment.	8
2.03.	Change in Status.	8

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ARTICLE III DEFERRAL AGREEMENTS		10

3.01.	Deferral Agreement.	10
3.02.	Modification of Deferral Agreement.	10

ARTICLE IV AWARD DEFERRAL PROGRAM		11

4.01.	Filing Requirements.	11
4.02.	Amount of Deferral.	11
4.03.	Credits to Accounts.	12

ARTICLE V SALARY DEFERRAL PROGRAM		13

5.01.	Filing Requirements.	13
5.02.	Salary Deferral Agreement.	13
5.03.	Amount of Salary Deferrals.	13
5.04.	Withdrawals for Unforeseeable Emergencies.	13
5.05.	Matching Credits.	14

ARTICLE VI EXECUTIVE STOCK DEFERRAL PROGRAM		15

6.01.	Stock Awards.	15
6.02.	Executive Stock Account.	15
6.03.	Dividend Equivalents.	15

ARTICLE VII MAINTENANCE OF ACCOUNTS		16

7.01.	Creation of Account.	16
7.02.	Adjustment of Account.	16
7.03.	Investment Performance Elections.	16
7.04.	Changing Investment Performance Elections.	17
7.05.	Vesting of Account.	17

ARTICLE VIII DISTRIBUTION OF BENEFITS		18

8.01.	Commencement of Distribution.	18
8.02.	Distribution Timing Election.	18
8.03.	Account Adjustment.	19
8.04.	Distributions in the Event of Unforeseeable Emergency.	19
8.05.	Designation of Beneficiary.	19
8.06.	Special Distribution Rules.	20
8.07.	Status of Account Pending Distribution.	20
8.08.	Re-deferral Elections.	20
8.09.	Change of Control Distributions.	21

ARTICLE IX FORM OF PAYMENT		22

9.01.	Form of Distribution.	22

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9.02.	Form of Payment Election.	22
9.03.	Installments and Withdrawals Pro-Rata.	22

ARTICLE X CLAIMS PROCEDURES		24

10.01.	Filing Claims.	24
10.02.	Notification to Claimant.	24
10.03.	Review Procedure.	24
10.04.	Decision on Review.	25

ARTICLE XI AMENDMENT OR TERMINATION		26

11.01.	Right to Amend or Terminate.	26
11.02.	Uniformity of Action.	26

ARTICLE XII GENERAL PROVISIONS		27

12.01.	No Funding.	27
12.02.	Obligation.	27
12.03.	No Contract of Employment.	27
12.04.	Taxes.	27
12.05.	Nonalienation.	27
12.06.	Administration.	28
12.07.	Impact of Future Legislation or Regulation.	28
12.08.	Construction.	29

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INTRODUCTION

The CSX Executives’ Deferred Compensation Plan is effective January 1, 2005.  The Plan provides certain executives with an opportunity to defer the receipt of a portion of their salary, and/or award(s) under various incentive compensation plans and programs of CSX Corporation and its Affiliated Companies that may be offered from time to time.

The Plan is unfunded and is maintained by CSX Corporation and its Affiliated Companies primarily for the purpose of providing deferred compensation to a select group of management or highly-compensated employees.  The Plan is intended to be fully compliant with Section 409A of the Internal Revenue Code of 1986, as amended, the final regulations promulgated thereunder, taking into account any and all transition rules and relief promulgated by the Internal Revenue Service or the U.S. Department of the Treasury regarding compliance therewith.

ARTICLE I
DEFINITIONS

The following words or terms used herein have the indicated meanings:

1.01.	Account

“Account” means the bookkeeping account or accounts maintained for each Member to record his or her Salary Deferrals, Matching Credits and the amount of Awards such Member has elected to defer, as adjusted pursuant to Article VII.

1.02.	Administrator

“Administrator” -- means the Senior Human Resources Officer of CSX Corporation or such officer’s designee.

1.03.	Affiliated Company

“Affiliated Company” means the Corporation and any company or corporation directly or indirectly controlled by the Corporation.

1.04.	Average Price

“Average Price” means the average of the high and low price for Company Stock as reported on the New York Stock Exchange - Composite Listing (“NYSE”) on the date of the applicable deferral or dividend payment.

1.05.	Award

“Award” means an amount other than salary awarded to an employee of an Affiliated Company under the various incentive compensation plans and programs of CSX that may be offered from time to time, and which has been designated by the Administrator as eligible for deferral under the Plan, including but not limited to ICP Awards, income realized on equity and special incentive awards, other than gains attributable to the exercise of stock options and stock appreciation rights.

1.06.	Award Deferral Agreement

“Award Deferral Agreement” means a Deferral Agreement filed in accordance with the Award deferral program described in Article IV.

1.07.	Board of Directors or Board

“Board of Directors” or “Board” means the Board of Directors of the Corporation.

1.08.	Change of Control

“Change of Control” means any of the following:

(a)           Stock Acquisition.  (A) One or more acquisitions by any individual, entity or group (within the meanings of Treas. Reg. §§ 1.409A-3(i)(5)(v)(B) and (vi)(D)) (a “Person”) of 30% or more of the then outstanding voting securities of the Corporation (the “Outstanding Voting Securities”), during any 12-month period ending on the date of the most recent acquisition by such Person; or (B) an acquisition that results in ownership by a Person of either (x) shares representing more than 50% of the total fair market value of the Corporation’s then outstanding stock (the “Outstanding Stock”) or (y) shares representing more than 50% of the then Outstanding Voting Securities; provided, however, that for purposes of this subsection (a), the following acquisitions of shares of the Corporation shall not be taken into account in the determination of whether a Change of Control has occurred:  (1) any acquisition directly from the Corporation; (2) any cash acquisition by the Corporation; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation; or (4) any acquisition of additional voting power or stock by a Person which prior to the acquisition had already acquired more shares than necessary to satisfy the applicable 30% or 50% threshold.  Notwithstanding the foregoing, an acquisition of its stock by the Corporation in exchange for property which increases the percentage of stock owned by a Person shall be treated as an acquisition for purposes of this subsection (a); or

(b)           Board Composition.  Individuals who, as of January 1, 2005, constitute the Board (the “Incumbent Board”) cease, within a 12-month period, for any reason (other than death) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose appointment, election, or nomination for election by the Corporation’s shareholders, was endorsed by at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(c)           Business Combination.  Consummation of a reorganization, merger or consolidation of the Corporation (a “Business Combination”), in each case, that results in either a change in ownership contemplated in subsection (a) of this Section 1.08 or a change in the Incumbent Board contemplated by subsection (b) of Section 1.08; or

(d)           Sale or Disposition of Assets.  One or more Persons acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Persons) assets from the Corporation that have a total gross fair market value equal to more than 40 percent of the total gross fair market value of all of the assets of the Corporation (without regard to liabilities of the Corporation or associated with such assets) immediately before such acquisition or acquisitions; provided that such sale or disposition is not to:

(i)           a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to the Corporation’s Outstanding Stock;

(ii)          an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;

(iii)         a Person that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Corporation; or

(iv)         an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (d)(iii) above.

Except as otherwise specifically provided in subsection (d)(i) above, a Person’s status is determined immediately after the transfer.

Further, in construing Section 1.08(a), and without regard to any determination by a court or governmental agency to the contrary, under no circumstances shall shares of common stock of the Corporation referenced in total return swaps that were the subject of the lawsuit filed by the Corporation in the United States District Courts for the Southern District of New York on March 17, 2008, against The Children’s Investment Master Fund, 3G Capital Partners, Ltd. and certain of their affiliates (the “Defendants”) be deemed to be beneficially owned, except to the extent that any such swaps are converted or changed into direct ownership of shares of common stock of the Corporation by any of the Defendants, their affiliates or any other person acting in concert with any of them.

1.09.	Closing Price

“Closing Place” means the closing price for Company Stock as reported on the New York Stock Exchange - Composite Listing (“NYSE”) on the date of the applicable deferral or dividend payment.

1.10.	Code

“Code” means the Internal Revenue Code of 1986, as amended.

1.11.	Committee

“Committee” means the Compensation Committee of the Board of Directors.

1.12.	Company Stock

“Company Stock” means the common stock of the Corporation.

1.13.	Compensation

“Compensation” means the “Base Compensation” of an Eligible Executive, as defined in CSXtra, determined prior to: (a) any Salary Deferrals under Article V; and (b) any limit on compensation imposed by Section 401(a)(17) of the Code.

1.14.	Corporation

“Corporation” or “CSX” means CSX Corporation, a Virginia corporation, and any successor thereto by merger, purchase or otherwise.

1.15.	CSXtra

“CSXtra” means the Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies, as amended from time to time.

1.16.	Deferral Agreement

“Deferral Agreement” means an agreement between an Eligible Executive and a Participating Company of which the Eligible Executive is an employee under which the Eligible Executive elects to defer an Award or make Salary Deferrals under the Plan, as the case may be.  Deferral Agreements shall be in printed or electronic form as prescribed by the Administrator and shall include any amendments, attachments or appendices.

1.17.	Distribution Timing Election

“Distribution Timing Election” means the election by the Member of the event triggering the commencement of a distribution under Section 8.02.

1.18.	Dividend Equivalent

“Dividend Equivalent” means an amount credited to a Member’s Account in lieu of a dividend payment with respect to a share of Company Stock.

1.19.	Effective Date

“Effective Date” means January 1, 2005, unless otherwise stated or required by law.

1.20.	Eligible Executive

“Eligible Executive” means an employee of a Participating Company, provided that:

(a)           For purposes of the Award deferral program described in Article IV, such employee is employed by a Participating Company in salary band 6 or above as of December 31 of the calendar year preceding the calendar year for which an election is made (or, as provided by the Administrator, in the case of performance-based compensation based upon a performance period of at least 12 months, the last date on which an election to defer such Award or any income realized from such Award could be made).

(b)           For purposes of the salary deferral program described in Article V, at the time a deferral election must be made, such employee is:

(i)           eligible for membership in CSXtra; and

(ii)          employed in salary band 6 or above; and

(iii)         receiving Compensation of one hundred thousand dollars ($100,000) or more per year.

(c)           The Compensation amount set forth in subsection (b)(iii) shall be adjusted no more frequently than annually, based on (i) changes in the Consumer Price Index (“CPI”), such adjustment to be made in increments of ten thousand dollars ($10,000) only, rounded to next lowest increment as indicated by the CPI, or (ii) in the discretion of the Chief Executive Officer, a review of data regarding eligibility to participate in this type of program.  An employee who is eligible to participate because his or her Compensation satisfies the requirements of subsection (b)(iii) above, and is excluded from participation only because of a subsequent increase in the Compensation requirement shall continue to be eligible to participate.

(d)           The Chief Executive Officer of the Corporation or his or her designee may designate any other employee or former employee of an Affiliated Company as an Eligible Executive, including an employee or former employee who has previously made deferrals under a prior Company deferral plan; provided, however, only those employees or former employees considered to be a select group of management or highly compensated may be designated as Eligible Executives under this Plan.

1.21.	Executive Stock Account

“Executive Stock Account” means the bookkeeping account maintained for each Member to record his or her deferral of Stock Awards pursuant to Article VI.

1.22.	Fiscal Year

“Fiscal Year” means the Corporation’s taxable year ending on the last Friday in December.

1.23.	Form of Payment Election

“Form of Payment Election” means the election by the Member of the form of distribution such Member will receive from his or her Account or Executive Stock Account pursuant to Section 9.02.

1.24.	ICP Award

“ICP Award” means the Participating Companies’ Incentive Compensation Program, including but not limited to the Management Incentive Compensation Plan (“MICP”) and the Senior Executive Incentive Compensation Plan (“SEIP”).

1.25.	Independent Advisor

“Independent Advisor” means an independent accountant, actuary, benefits consulting firm or other entity engaged by CSX to provide Member accounting or other services with respect to the Plan.

1.26.	Matching Credits

“Matching Credits” means amounts credited to the Account of a Member pursuant to Section 5.05.

1.27.	Member

“Member” means, except as otherwise provided in Article II, each Eligible Executive who has executed an initial Deferral Agreement as described in Section 2.01.

1.28.	Participating Company

“Participating Company” means the Corporation and any company or corporation directly or indirectly controlled by the Corporation, which the Committee designates as eligible to participate in the Plan in accordance with Section 12.06(d).

1.29.	Plan

“Plan” means the CSX Executives’ Deferred Compensation Plan, as amended from time to time.

1.30.	Salary Deferrals

“Salary Deferrals” means the amounts credited to a Member’s Account under Section 5.03.

1.31.	Salary Deferral Agreement

“Salary Deferral Agreement” means a Deferral Agreement filed in accordance with the salary deferral program described in Article V.

1.32.	Stock Award

“Stock Award” means an Award that is or will be payable in Company Stock issued pursuant to the CSX Omnibus Incentive Plan (“COIP”) or another of the Corporation’s stock incentive plans, including but not limited to Performance Shares and restricted stock but excluding gains attributable to the exercise of stock options and stock appreciation rights.

1.33.	Trust

“Trust” means a grantor trust or trusts established by CSX which substantially conforms to the terms of the Internal Revenue Service model trust as described in Revenue Procedure 92-64, 1992-2 C.B. 422.  CSX is not obligated to make any contributions to the Trust.

1.34.	Valuation Date

“Valuation Date” means each business day of any calendar year on which the New York Stock Exchange is open.

ARTICLE II
MEMBERSHIP

2.01.	In General.

(a)           An Eligible Executive shall become a Member as of the date the Member files his or her initial Deferral Agreement with the Administrator.  Such Deferral Agreement shall be effective for purposes of deferring an Award or making Salary Deferrals only as provided in Articles IV and V.

(b)           As a condition of membership, the Administrator may require such other information as the Administrator deems appropriate.

2.02.	Termination of Employment; Re-employment.

(a)           Membership shall not cease upon a Member’s termination of employment.  In the event that a Member ceases to be employed by an Affiliated Company, such Member’s Salary Deferrals and Matching Credits with respect to any future earnings shall stop.  Deferrals and Matching Credits shall continue with respect to salary earned but not paid.

(b)           In the event that a Member ceases to be employed by an Affiliated Company such Member shall continue to be a Member of the Plan but shall not be eligible to elect to defer any portion of any Award.  Deferral elections already effected with respect to Awards shall remain in effect.

(c)           Upon re-employment as an Eligible Executive a Member may, subject to Articles IV-VI, elect to make deferral elections under the Plan as to salary earned and payable in subsequent calendar years and as to Awards as to which the last date to make a deferral election has not passed.

2.03.	Change in Status.

(a)           In the event that a Member ceases to be an Eligible Executive with respect to Salary Deferrals but continues to be employed by an Affiliated Company, such Member’s Salary Deferrals and Matching Credits shall be void effective with respect to calendar years commencing after the date of such status change until such time as such Member shall once again become an Eligible Executive.  All other provisions of his or her Salary Deferral Agreement shall remain in force and such Member shall continue to be a Member of the Plan.  At such time as such Member again becomes and continues to be an Eligible Executive, such Member shall be eligible to make Salary Deferrals and for Matching Credits with respect to future calendar years.

(b)           In the event that a Member ceases to be an Eligible Executive with respect to the deferral of Awards hereunder but continues to be employed by an Affiliated Company, such Member shall continue to be a Member of the Plan but shall not be eligible to defer any portion of an Award until such time as such Member shall once again become an Eligible Executive.  At such time such Member may elect to defer any future Award such Member may be granted to the extent the election date has not passed and such Member is otherwise eligible under Section 4.01.

ARTICLE III
DEFERRAL AGREEMENTS

3.01.	Deferral Agreement.

A Deferral Agreement shall be in a form, including electronic form approved by the Administrator, which shall be the sole judge of the proper completion thereof.  Such Agreement shall provide for the deferral of an Award (or any income realized pursuant thereto) or for Salary Deferrals and may include such other provisions as the Administrator deems appropriate.

3.02.	Modification of Deferral Agreement.

A Member may elect to change, modify or revoke a Deferral Agreement only by filing a new Deferral Agreement in accordance with Articles IV or V.

ARTICLE IV
AWARD DEFERRAL PROGRAM

4.01.	Filing Requirements.

(a)           With respect to an Award made for a calendar year, Fiscal Year or multiple such years and determined and paid in the following or a later calendar year, an Eligible Executive may elect, subject to Section 4.02(a) to defer all or a portion of such Award, if any.  Such election shall be made by filing an Award Deferral Agreement with the Administrator on or before the close of business on the last non-holiday business day of the Fiscal Year preceding the first calendar year or Fiscal Year to which the Award relates or such earlier date as may be specified by the Administrator (or, such later date as may be authorized by the Administrator, in the case of performance-based compensation based on a performance period of at least 12 months, provided that the Eligible Executive service provider performs services continuously from the later of the beginning of the applicable performance period or the date upon which the performance criteria with respect to such Award are established through a date no earlier than the date upon which the employee service provider makes a deferral election with respect to such Award).  Deferral elections with respect to performance-based compensation must, in all events, be made no later than the date that is six months before the end of the performance period.  Further, in no event may an election to defer performance-based compensation be made after any portion of such compensation has become substantially certain of being paid and readily ascertainable.  Deferral elections relating to Awards shall be in whole percentages.

(b)           Notwithstanding Section 4.01(a), an individual who first becomes an Eligible Executive (but not a re-employed Eligible Executive) may, at the sole discretion of the Administrator, be given the opportunity to elect, subject to Section 4.02(a), to defer all or a portion of any unearned portion of an Award.  Such election shall be made by filing an Award Deferral Agreement within 30 days of the date the individual initially becomes an Eligible Executive.

(c)           An Eligible Executive’s election to defer all or a portion of an Award shall become effective on the last day that such deferral may be elected under Section 4.01(a) or (b) and shall be effective only for the Award in question.  An Award Deferral Agreement once effective shall not be revoked or modified.

(d)           Notwithstanding any provision of the Plan to the contrary, on or prior to December 31, 2005, a Member may cancel his or her participation in the Plan, may cancel an existing Award Deferral Agreement, or may reduce the amount deferred under an existing Award Deferral Agreement.

4.02.	Amount of Deferral.

(a)           The Committee in its sole discretion, may establish such maximum limit on the amount of an Award an Eligible Executive may defer for a calendar year or Fiscal Year as the Committee deems appropriate.  Such maximum limit shall appear on the Eligible Executive’s Award Deferral Agreement or related communication for the applicable year.

(b)           Notwithstanding Section 4.02(a), for Awards that are earned based upon a specified performance period (for example, an annual bonus), where a Member’s Deferral Election is made in the first year of eligibility but after the beginning of the performance period, the Deferral Election must apply only to the portion of the Award attributable to services performed after such election.  For this purpose, a Deferral Election will be deemed to apply to Awards paid for services performed after the election if the Deferral Election applies to no more than an amount equal to the total amount of the Award for the performance period multiplied by the ratio of the number of days remaining in the performance period after the Deferral Election over the total number of days in the performance period.

4.03.	Credits to Accounts.

The amount of an Award which an Eligible Executive has elected to defer shall be credited to the Eligible Executive’s Account on a date coincident with or as soon as reasonably practicable following the date the Award would have been paid to the Eligible Executive.

ARTICLE V
SALARY DEFERRAL PROGRAM

5.01.	Filing Requirements.

(a)           An individual who is an Eligible Executive may file a Salary Deferral Agreement with the Administrator, within such period and in such manner as the Administrator may prescribe so long as such election is made prior to the end of the calendar year preceding the calendar year for which it is to be effective.

(b)           An individual who first becomes an Eligible Executive on or after the first day of a calendar year may file a Salary Deferral Agreement with the Administrator within thirty (30) days of the date such individual becomes an Eligible Executive, in such manner as the Administrator may prescribe.

5.02.	Salary Deferral Agreement.

(a)           A Member’s Salary Deferral Agreement shall authorize a specified dollar amount as a reduction in his or her base pay with respect to such Member’s Salary Deferrals under the Plan.  Salary reductions shall be in whole percentages not to exceed fifty (50%) percent.  The Agreement shall be effective for the first payroll period beginning (i) in the calendar year for which it is effective; or (ii) in the case of a first-eligible Eligible Executive, effective as of the first day of the month following the date a Salary Deferral Agreement is filed with the Administrator in accordance with Section 5.01(b).

(b)           An Eligible Executive’s election under a Salary Deferral Agreement shall be effective on the last day such deferral election may be made under Section 5.01(a) or (b).  A Salary Deferral Agreement once effective shall not be revoked or modified with respect to prior deferrals and shall remain in effect until such time as the Member files a new Salary Deferral Agreement for a subsequent calendar year with the Administrator.

(c)           Notwithstanding any provision of the Plan to the contrary, on or prior to December 31, 2005, a Member may cancel his or her participation in the Plan, may cancel an existing Salary Deferral Agreement, or may reduce the amount deferred under an existing Salary Deferral Agreement.

5.03.	Amount of Salary Deferrals.

On each pay date, or as soon as reasonably practicable thereafter, following the effective date of an Eligible Executive’s Salary Deferral Agreement, the Eligible Executive’s Account shall be credited with the Salary Deferral elected by the Eligible Executive.

5.04.	Withdrawals for Unforeseeable Emergencies.

In the event a Member makes a withdrawal for an unforeseeable emergency under Section 8.04 of the Plan, his or her Salary Deferrals under the Plan will cease with respect to unearned salary.  The Member may apply to the Administrator to resume his or her Salary Deferrals with respect to payroll periods beginning on or after the January 1 following the date of cessation, at a time and in a manner determined by the Administrator; provided, that the Administrator shall approve such resumption only if the Administrator determines that the reason for the unforeseeable emergency no longer exists.

5.05.	Matching Credits.

On each pay date, or as soon as reasonably practicable thereafter, Matching Credits shall be credited to the Account of each eligible Member.  Such credits shall be equal to 50% of the first 6% of the difference between (i) the Member’s Compensation for the applicable payroll period, and (ii) an amount equal to the compensation cap under Section 401(a)(17) of the Code for the applicable calendar year divided by the number of payroll periods applicable to the Member in such calendar year, deferred under the Plan for such pay period.

ARTICLE VI
EXECUTIVE STOCK DEFERRAL PROGRAM

6.01.	Stock Awards.

(a)           An Eligible Executive who is eligible to receive a Stock Award, the terms of which permit its deferral, may file with the Administrator an Award Deferral Agreement with respect to a Stock Award, in accordance with Sections 4.01(a), (b), and (c) and subject to 4.02(b).

(b)           Notwithstanding any provision of the Plan to the contrary, on or prior to December 31, 2005, a Member may cancel his or her participation in the Plan, may cancel an existing Stock Deferral Agreement, or may reduce the amount deferred under an existing Stock Deferral Agreement.

6.02.	Executive Stock Account.

(a)           A Member’s Executive Stock Account will be created when the Member files his or her initial Award Deferral Agreement with respect to a Stock Award.  An Executive Stock Account will be valued based on the performance of Company Stock.  Members may not make investment performance elections with respect to shares credited to the Member’s Executive Stock Account.

(b)           A Member shall be eligible to file Distribution Timing Elections pursuant to Article VIII and Form of Payment Elections pursuant to Article IX with respect to the Member’s Executive Stock Account.  If a Member has not filed a Distribution Timing Election, distribution of the Member’s Executive Stock Account will be made pursuant to Section 8.01.  If a Member has not filed a Form of Payment Election, distribution of the Member’s Executive Stock Account will be made pursuant to Section 9.01.  Distributions from a Member’s Executive Stock Account shall be made only in whole shares of Company Stock.  Fractional shares will be distributed in cash.

6.03.	Dividend Equivalents.

Dividends Equivalents shall be credited in full and fractional shares to a Member’s Executive Stock Accounts as of the dividend payment date based on the number of shares in the Account on the record date and calculated based on (i) the actual purchase price of CSX Common Stock acquired to the extent shares are actually purchased by the Trustee of the Executive’s Stock Trust or a successor trust, or (ii) the Average Price through December 31, 2007, and the Closing Price thereafter.

ARTICLE VII
MAINTENANCE OF ACCOUNTS

7.01.	Creation of Account.

(a)           A Member’s Account will be created at the time the Member files his or her first Deferral Agreement.

(b)           A Member shall be eligible to file Distribution Timing Elections pursuant to Article VIII and Form of Payment Elections pursuant to Article IX with respect to his or her Account.  If a Member has not filed a Distribution Timing Election with respect to the distribution of the Member’s Account, such distribution will be made pursuant to Section 8.01.  If a Member has not filed a Form of Payment Election with respect to the distribution of the Member’s Account, such distribution will be made pursuant to Section 9.01.

7.02.	Adjustment of Account.

(a)           As of each pay date, or as soon as reasonably practicable thereafter, each Account (other than Executive Stock Accounts) shall be credited or debited with the amount of earnings or losses with which such Account would have been credited or debited, assuming it had been invested in one or more investment funds, or earned the rate of return of one or more investment performance benchmarks, designated by the Administrator and elected by the Member, for purposes of measuring the investment performance of the Member’s Account.  Executive Stock Accounts will be credited with shares of Company Stock based on dividends declared as provided in Section 6.03 and adjusted for Changes in Capital Structure in accordance with Section 18(a) of the CSX Omnibus Incentive Plan.

(b)           The Administrator shall select one or more investment funds or indices to be used as benchmarks to measure the investment performance of Accounts.  The designation of any such investment funds or indices shall not require the Affiliated Companies to invest or earmark their general assets in any specific manner.  The Administrator may change the designation of investment funds or indices from time to time, in his or her sole discretion, and any such change shall not be deemed to be an amendment reducing a Member’s accrued benefit under Section 11.01.

7.03.	Investment Performance Elections.

In the event the Administrator designates more than one investment fund or index of investment performance under Section 7.02, each Member shall file an initial investment performance election with the Administrator with respect to the investment of the Member’s Account.  The election shall designate the investment fund or funds or index or indices of investment performance, which shall be used to measure the investment performance of the Member’s Account.  The election shall be made within such time period and on such form as the Administrator may prescribe and shall be in whole percentages of the Member’s Account balance or deferral.  The election shall be effective as soon as practicable following the date the election is made.  In the event a Member does not file an investment performance election, the Member’s Account shall be credited with earnings and losses as if the Account had earned the same rate of return as the fund or index designated by the Administrator as the default fund with respect to CSXtra.

7.04.	Changing Investment Performance Elections.

(a)           A Member may change an election made pursuant to Section 7.03 by filing an appropriate electronic election with the Administrator.  The election shall be effective as soon as practicable following the date the election is made.

(b)           A Member may reallocate the current balance of the Member’s Account, thereby changing the investment fund or funds or index or indices of investment performance used to measure the future investment performance of his or her existing Account balance, by filing an appropriate election with the Administrator.  Such notice shall be effective as soon as practicable following the date it is made.  A Member may not reallocate the balance of his or her Executive Stock Account.

7.05.	Vesting of Account.

Each Member shall at all times be fully vested in the Member’s Account or Executive Stock Account.

ARTICLE VIII
DISTRIBUTION OF BENEFITS

8.01.	Commencement of Distribution.

The distribution of the Member’s Account or Executive Stock Account shall commence on the date that is one year following the Member’s termination of employment with the Affiliated Companies, or at such time as may be designated by the Member on a Distribution Election pursuant to Section 8.02.

8.02.	Distribution Timing Election.

(a)           A Member shall file with the Administrator a Distribution Timing Election at the time of his or her Deferral Election for the distribution upon:

(i)           attainment of a designated age not greater than 70-1/2; or

(ii)          termination of employment with the Affiliated Companies.

For this purpose, a termination of employment will occur when the Member and the Affiliated Companies reasonably anticipate that (i) no further services will be performed by the Member after a certain date, or (ii) the level of bona fide services which the Member is expected to perform for the Affiliated Companies, as an employee or otherwise, is expected to permanently decrease to twenty (20) percent or less of the average level of services performed by the Member during the immediately preceding thirty-six (36) month period (or the Member’s entire period of service if less than thirty-six (36) months).  Whether there has been a termination of employment will be determined by the Administrator taking into account all of the facts and circumstances at the time of the termination of employment in accordance with the guidelines described in IRC Regulation Section 1.409-1(h).

(b)           A Member shall file a Distribution Timing Election with respect to deferrals pursuant to a Deferral Agreement at the same time that such Deferral Agreement is filed as provided in Sections 4.01, 5.01, and 6.01.  A Member may change a Distribution Timing Election at any time on or prior to the date by which any new or revised Deferral Agreement would have to be filed under Section 8.02, but such revised Distribution Timing Election shall be effective only with respect to amounts earned or with respect to Awards relating to calendar years or Fiscal Years, as applicable, commencing subsequent to such revised Distribution Timing Election.

(c)           Notwithstanding the foregoing, on or prior to December 31, 2005, a Member may file a new Distribution Election with respect to amounts deferred prior to such new Distribution Timing Election.

(d)           Notwithstanding anything in Section 8.01 or 8.02 to the contrary, upon death of a Member, the balance of the Member’s Account or Executive Stock Account shall be distributed to his or her beneficiary in a lump sum as soon as administratively practicable after the end of the month in which the Member dies.

(e)           Any Distribution Timing Election made in proper form by a Member shall be effective and distribution shall commence pursuant to such Distribution Timing Election.  Any Distribution Timing Election not made in proper form shall be void.

8.03.	Account Adjustment.

The obligations of the Corporation or any other Affiliated Company and the benefits due any Member, surviving spouse or beneficiary hereunder shall be reduced by any amount received in regard thereto under any trust or other vehicle maintained by such entities.

8.04.	Distributions in the Event of Unforeseeable Emergency.

(a)           While employed by the Participating Companies, a Member may, in the event of an unforeseeable emergency, as defined pursuant to Treas. Reg. § 1.409A-3(i)(3), request a withdrawal from his or her Account or Executive Stock Account without filing a Distribution Timing Election under Section 8.02.  The request shall be made in a time and manner determined by the Administrator, shall not be for a greater amount than the amount required to meet the unforeseeable emergency (including all applicable taxes thereon), and shall be subject to approval by the Administrator.  The Administrator shall consider any requests for payment under this Section 8.04 on a uniform and nondiscriminatory basis and in accordance with the standards of interpretation described in section 409A of the Code and the regulations thereunder.  The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, no withdrawal may be made to the extent that such emergency is or may be relieved:  (i) through reimbursement or compensation by available insurance or otherwise or (ii) by liquidation of the Member’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

(b)           For purposes of this Section 8.04 severe financial hardship may include any of the following circumstances:

(i)           illness or accident of the Member, the Member’s spouse or his or her dependents (as defined in Code section 152, without regard to Code sections 152(b)(1), (b) (2), and (d)(1)(B);

(ii)          the loss of the Member’s home or its contents clue to casualty not covered by insurance; or

(iii)         any other extraordinary and unforeseeable circumstances arising beyond the control of the Member and approved by the Administrator,

which would constitute an unforeseeable emergency with the contemplation of Treas. Reg. section 1.409A-3(i)(3).

8.05.	Designation of Beneficiary.

A Member may, at a time and in a manner determined by the Administrator, designate a beneficiary and one or more contingent beneficiaries (which may include the Member’s estate) to receive any benefits which may be payable under this Plan upon his or her death.  If the

Member does not designate a beneficiary or contingent beneficiary, or if the beneficiary and the contingent beneficiaries do not survive the Member, such benefits shall be paid to the Member’s estate.  A Member may revoke or change any designation made under this Section 8.05 in a time and manner determined by the Administrator.

8.06.	Special Distribution Rules.

Notwithstanding any provision of the Plan to the contrary and to the extent permitted under Code Section 409A, the Administrator shall make a lump sum distribution to a Member:  to the extent necessary to comply with a certificate of divestiture, as defined in Code § 1043(b)(2).  Further, the Administrator may allow a Member who has incurred an unforeseen emergency under Section 8.04 or obtained a hardship distribution pursuant to Treas. Reg. § 1.401(k)-1(d)(3) under CSXtra to discontinue deferrals currently in effect under the Plan.

8.07.	Status of Account Pending Distribution.

(a)           Pending distribution, a Member’s Account shall continue to be credited with earnings and losses as provided in Section 7.02.  The Member shall be entitled to change his or her investment elections under Section 7.03 or apply for withdrawals for unforeseen emergencies under Section 8.04.

(b)           Pending distribution, a Member’s Executive Stock Account shall continue to be credited for dividends and adjusted for Changes in Capital Structure as provided in Sections 6.03 and 7.02(a).

8.08.	Re-deferral Elections.

(a)           A Member may make additional elections to defer (but not accelerate) commencement of payments elected under the Plan (“Re-deferral Election), provided that (A) a Re-deferral Election may not be effective for at least 12 months after the date on which it is filed; (B) the additional deferral with respect to which such Re-deferral Election is made may not be less than five years from the date such distribution would otherwise have been made, except in the case of elections relating to distributions on account of death; and (C) if such Re-deferral Election is to a designated age, such Re-deferral Election may not be made less than 12 months prior to the date of the first scheduled payment under the Distribution Election then in effect.  Such Re-deferral Election shall be made on printed or electronic forms prescribed by the Administrator.  Installment distributions shall be considered one distribution for purposes of Code § 409A.

(b)           Notwithstanding any other provision of the Plan, on or before December 31, 2008, to the extent compliant with Code § 409A, the regulations promulgated thereunder, and any and all transition rules and relief promulgated by the Internal Revenue Service or the U.S. Department of Treasury regarding compliance therewith, a Member may, at the discretion of the Administrator, file one or more new Distribution Timing and Form of Payment Elections with respect to amounts deferred under the Plan prior to any subsequent Distribution Timing or Form of Payment Election.

8.09.	Change of Control Distributions.

“Affected Members” will receive distributions of any undistributed benefits in a lump sum within thirty days (30) days of a Change of Control.  A Member shall be eligible to make separate one-time Distribution Timing and Form of Payment Elections which shall be effective only in the event of a Change of Control, as defined in Section 1.08, and to the extent the Member is an affected Member in regard thereto.  Such elections shall apply to all deferrals under the Plan and shall be made by the later of (i) the time of a Member’s first election under the Plan or (ii) December 31, 2008.

For purposes of this Section 8.09, an affected Member is any service provider or former service provider as to which there is a Change of Control relating to:  (i) the corporation for which such Member is providing services at the time of a Change of Control; (ii) a corporation which is liable for such payments to the extent of the services provided to such corporation or corporations by the Member or there is a bona fide business purpose for such corporation or corporations to be liable for such payments other than avoidance of Federal income tax; or (iii) a corporation which is a majority shareholder of a corporation identified in this Section 8.09 (i) or (ii) or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in this Section 8.09(i) or (ii).

ARTICLE IX
FORM OF PAYMENT

9.01.	Form of Distribution.

Unless a Form of Payment Election is made pursuant to Section 9.02 below,

(a)           a Member’s Account shall be distributed to him or her, or in the event of his or her death to his or her beneficiary, in a cash single sum payment as provided in Section 8.01.

(b)           a Member’s Executive Stock Account shall be distributed to him or her, or in the event of his or her death to his or her beneficiary, in a single distribution of shares as provided in Section 8.01.

9.02.	Form of Payment Election.

(a)           A Member may make a Form of Payment Election to receive distribution of the Member’s Account or Executive Stock Account in semi-annual installments over a period not to exceed twenty (20) years.  Installments shall be determined as of each December 31 and June 30 and shall be paid as soon as administratively practicable thereafter.  The amount of each installment shall equal the balance in the Account or Executive Stock Account as of the Valuation Date of determination, divided by the number of remaining installments (including the installment being determined).  If a Member dies before payment of the entire balance of his or her Account or Executive Stock Account, the remaining balance shall be paid in a single sum to his or her beneficiary as soon as administratively practicable following his or her date of death.  Lump sum payments shall be determined and paid as soon as administratively practicable following the end of the month in which the Member incurs the distributable event elected in a Distribution Timing Election under Section 8.02, based on the Valuation Date immediately preceding such distribution.

(b)           A Form of Payment Election provided in this Section 9.02, with respect to a Deferral Agreement, shall be made in writing at the same time as the Distribution Election filed with respect to such Deferral Agreement, and may be changed at the same time and in the same manner as a Distribution Election may be changed, as provided in Section 8.02, regardless of whether the Distribution Election is changed.

(c)           Notwithstanding any provision of the Plan to the contrary, in the case of a “specified employee,” as defined in Treas. Reg. § 1.409A-1(i), payments based on a separation from service may not be made before the date that is six months after the date of the separation from service (or, if earlier, the date of the specified employee’s death), except to the extent allowed under Treas. Reg. § 1.409A-3(i)(3).  All such deferred distributions and any earnings thereon will be paid in a lump sum as soon as practicable after the end of such six month period.

9.03.	Installments and Withdrawals Pro-Rata.

In the event of any payment other than a single lump-sum, such as installment payment, or a withdrawal for an unforeseen emergency, such payment or withdrawal shall be made on a pro-rata basis from the portions of the Member’s existing Account balance which are subject to different measures of investment performance.

ARTICLE X
CLAIMS PROCEDURES

10.01.	Filing Claims.

Any Member or beneficiary entitled to benefits under the Plan may file a claim for benefits with the Vice President of Compensation and Benefits.

10.02.	Notification to Claimant.

If a claim is wholly or partially denied, the Vice President of Compensation and Benefits will furnish written or electronic (in accordance with DOL Regs. § 2520.104b-1(c)) notification of the decision to the claimant within ninety (90) days of receipt of the claim in a manner calculated to be understood by the claimant.  Such notification shall contain the following information:

(a)           the specific reason or reasons for the denial;

(b)           specific reference to pertinent Plan provisions upon which the denial is based;

(c)           a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)           a description of the Plan’s claims review procedures describing the steps to be taken and the applicable time limits to submit claims for review, including a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

If special circumstances require an extension of time for the Vice President of Compensation and Benefits to process the claim, the 90-day period may be extended for an additional 90 days.  Prior to the termination of the initial 90-day period, the claimant shall be furnished with a written or electronic notice setting forth the reason for the extension.  The notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.

10.03.	Review Procedure.

A claimant or his authorized representative may, with respect to any denied claim:

(a)           request a full and fair review upon a written application filed within sixty (60) days after receipt by the claimant of written or electronic notification of the denial of his claim;

(b)           submit written comments, documents, records, and other information relating to the claim for benefits; and

(c)           upon request, and free of charge, be provided reasonable access to and copies of documents and records and other information relevant to the claim for benefits.

The Administrator shall provide claimant a review taking into account all comments, documents, records, and information submitted by the claimant relating to the claim without regard to whether the information was submitted or considered in the initial benefit determination.  If the claimant (or his duly authorized representative) fails to appeal such action to the Administrator in writing within the prescribed period of time, the Administrator’s adverse determination shall be final, binding, and conclusive.

Any request or submission must be in writing and directed to the Administrator.  The Administrator will have the sole responsibility for the review of any denied claim and will take all steps appropriate in the light of its findings.

10.04.	Decision on Review.

The Administrator will render a decision upon review no later than sixty (60) days after receipt of the request for a claim review.  If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review.  Written notice specifying the circumstances requiring an extension will be furnished to the claimant prior to the commencement of the extension.  The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based.  If the decision on review is not furnished to the claimant within the time limits prescribed above, the claim will be deemed denied on review.

ARTICLE XI
AMENDMENT OR TERMINATION

11.01.	Right to Amend or Terminate.

(a)           This Plan may be altered, amended, suspended, or terminated at any time by the Board or the Committee, provided, however, that no alteration, amendment, suspension, or termination shall be made to this Plan which would result in a reduction in benefits accrued through the date of such action.  Further, the Board or the Committee may delegate its authority to take such actions by charter or otherwise.

(b)           The Committee or its designee may terminate an Affiliated Company’s participation as a Participating Company in this Plan for any reason at any time.

(c)           An Affiliated Company’s board of directors may terminate that Affiliated Company’s participation as a Participating Company for any reason at any time.

(d)           In the event the Plan and related Deferral Agreements are terminated and to the extent allowed under IRC Section 409A, each Member and Beneficiary shall receive a single sum payment, or, in the case of an Executive Stock Account, a distribution in shares of Company Stock equal to the balance in his or her Account or Executive Stock Account.  The single sum payment shall be made as soon as practicable following the date the Plan is terminated and shall be in lieu of any other benefit which may be payable to the Member or beneficiary under this Plan.

11.02.	Uniformity of Action.

Notwithstanding anything in the Plan to the contrary, any action to amend or terminate the Plan must be taken in a uniform and nondiscriminatory manner with respect to similarly situated Member or beneficiaries.

ARTICLE XII
GENERAL PROVISIONS

12.01.	No Funding.

Nothing contained in this Plan or in a Deferral Agreement shall cause this Plan to be a funded retirement plan.  CSX may, in its sole discretion and to the extent such funding would not trigger a tax on affected Members under Code § 409A(b)(3), fund one or more trusts to assist it in discharging its obligations hereunder.  Neither the Member, his or her beneficiary, contingent beneficiaries, heirs or personal representatives shall have any right, title or interest in or to any funds of any Trust or the Affiliated Companies on account of this Plan or on account of having completed a Deferral Agreement.  The assets held in any Trust shall be subject to the claims of creditors of the applicable Affiliated Companies, and the Trust’s assets shall be used to discharge said claims in the event of the applicable Affiliated Companies’ insolvency.  Each Member shall have the status of a general unsecured creditor of the Affiliated Companies and this Plan constitutes a mere promise by the applicable Affiliated Companies to make benefit payments in the future.

12.02.	Obligation.

To the extent reflected by resolutions of the applicable boards of directors, obligations for benefits payable by the applicable Affiliated Companies under this Plan shall be joint and several.

12.03.	No Contract of Employment.

The existence of this Plan or a Deferral Agreement does not constitute a contract for continued employment between an Eligible Executive or a Member and an Affiliated Company.  The Affiliated Companies reserve the right to modify an Eligible Executive’s or Member’s remuneration and to terminate an Eligible Executive or a Member for any reason and at any time, notwithstanding the existence of this Plan or a Deferral Agreement.

12.04.	Taxes.

All applicable FICA, RRTA or other employment taxes due on deferrals under this Plan shall be withheld from non-deferred salary, Awards or other earnings.  All payments under this Plan shall be net of an amount sufficient to satisfy any federal, state or local income tax withholding requirements or employment taxes.

12.05.	Nonalienation.

Except to the extent otherwise required by law, the right to receive any benefit under this Plan may not be transferred, assigned, pledged or encumbered by a Member, beneficiary or contingent beneficiary in any manner and any attempt to do so shall be void.  No such benefit shall be subject to garnishment, attachment or other legal or equitable process without the prior written consent of the Affiliated Companies.

12.06.	Administration.

(a)           The Administrator of the Plan shall be responsible for the general administration of the Plan, claims review, and for carrying out its provisions.  Administration of the Plan shall be carried out consistent with the terms and conditions of the Plan.

(b)           The Administrator shall have sole and absolute discretion to interpret the Plan, determine eligibility for and benefits due hereunder.  Decisions of the Administrator regarding benefits under the Plan shall at all times be binding and conclusive on Members, their beneficiaries, heirs and assigns.

(c)           Prior to paying any benefit under this Plan, the Administrator may require the Member, beneficiary or contingent beneficiary to provide such information or material as the Administrator, in the Administrator’s sole discretion, shall deem necessary for the Administrator to make any determination it may be required to make under this Plan.  The Administrator may withhold payment of any benefit under this Plan until the Administrator receives all such information and material and is reasonably satisfied of its correctness and genuineness.  The Administrator shall provide adequate notice in writing to any Member, beneficiary or contingent beneficiary whose claim for benefits under this Plan has been denied, setting forth the specific reasons for such denial.  A reasonable opportunity shall be afforded to any such Member, beneficiary or contingent beneficiary for a full and fair review by the Administrator of the Administrator’s decision denying the claim.  The Administrator’s decision on any such review shall be final and binding on the Member, beneficiary or contingent beneficiary and all other interested persons.  All acts and decisions of the Administrator shall be final and binding upon all Members, beneficiaries, contingent beneficiaries and employees of the Affiliated Companies.

(d)           The Committee in its sole discretion and upon such terms as it may prescribe, may permit any company or corporation directly or indirectly controlled by the Corporation to participate in the Plan.

12.07.	Impact of Future Legislation or Regulation.

(a)           This Section 12.07 shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Member to include in his or her federal gross income amounts accrued by the Member under the Plan on a date (an “Early Taxation Event”) prior to the date on which such amounts are made available to him or her hereunder.

(b)           Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (c) below, as of an Early Taxation Event, the feature or features of this Plan, or the election by a Member that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Member from being required to include in his or her federal gross income amounts accrued by the Member under the Plan prior to the date on which such amounts are made available to him hereunder.  If only a portion of a Member’s Account is impacted by the change in the law, then only such portion shall be subject to this

Section, with the remainder of the Account not so affected being subject to such rights and features as if the law were not changed.  If the law only impacts Members who have a certain status with respect to the Company, then only such Members shall be subject to this Section.

(c)           Notwithstanding Section 12.07(b) above, if an Early Termination Event occurs, the amount that is required to be included in income, as a result of a compliance failure under Code § 409A and the regulations promulgated thereunder, shall be distributed to the affected Member as soon as practicable following such Early Taxation Event.

(d)           Notwithstanding Sections 12.04 and 12.07(b) above, if an Early Taxation Event occurs, to the extent an amount is includable in income as a result of a compliance failure under Code § 409A or otherwise before such amount is distributable under the Plan, an amount equal to the total employment taxes on the Early Taxation Event and any applicable federal, state, local or foreign income tax withholding attributable to the payment of such amounts required to be withheld or paid and the income taxes required to be withheld thereon, shall be distributed to the affected Member or paid to the appropriate taxing authority as soon as practicable following such Early Taxation Event in accordance with Code § 409A

12.08.	Construction.

(a)           The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Florida to the extent not preempted by federal law.

(b)           The masculine pronoun means the feminine wherever appropriate.

(c)           The captions inserted herein are inserted as a matter of convenience and shall not affect the construction of the Plan.

CSX Executives’ Deferred Compensation Plan
Effective January 1, 2005

The CSX Executives’ Deferred Compensation Plan, effective January 1, 2005, is amended, effective January 1, 2005, by revising Section 9.02(c) to read as follows:

(c)           Notwithstanding any provision of the Plan to the contrary, in the case of a “specified employee,” as defined in Treas. Reg. § 1.409A-1(i), benefits otherwise payable during the first six months following a separation from service shall be made (i) on the first day of the seventh month after the date of the specified employee’s separation from service (or, if earlier, the date of his or her death) or (ii) six months after each payment otherwise payable during such six-month period is due, in accordance with the election of the Administrator pursuant to Treas. Reg. § 1.409A-3(i)(3).  All such deferred distributions and any earnings thereon will be paid in a lump sum as soon as practicable (but in no event more than 90 days) after the end of such six-month period.

CSX Executives’ Deferred Compensation Plan
Second Amendment

The CSX Executives’ Deferred Compensation Plan, effective January 1, 2005, is further amended effective May 1, 2010, by revising section 5.05 Matching Credits to read as follows:

“5.05       Matching Credits.

On each pay date, or as soon as reasonably practicable thereafter, Matching Credits shall be credited to the Account of each eligible Member.  Such credits shall be equal to 100% of the first 1%, and 50% of the next 5% of the difference between (i) the Member’s Compensation for the applicable payroll period, and (ii) an amount equal to the compensation cap for the applicable calendar year under Section 401(a)(17) of the Code divided by the number of payroll periods applicable to the Member in such calendar year, deferred under the Plan for such pay period.”

THIRD AMENDMENT
TO THE
CSX EXECUTIVES’ DEFERRED COMPENSATION PLAN

Section 11.01 of the CSX Executives’ Deferred Compensation Plan, effective January 1, 2005 (the “Plan”), allows CSX Corporation (the “Company”) to amend the Plan at any time, provided such amendment does not result in a reduction in benefits accrued through the date of such action.

Accordingly, the Company hereby amends the Plan to change or add the following provisions effective January 1, 2013:

1.	Section 4.01(c) is deleted in its entirety and replaced by the following:

“(c) An Eligible Executive’s election to defer all or a portion of an Award shall become effective on the last day that such deferral may be elected under Section 4.01(a) or (b) and once effective shall not be revoked or modified.  This election shall remain in effect until such time as the Member files a new Award Deferral Agreement for a subsequent calendar year with the Administrator.”

2.	Section 5.02(a) is deleted in its entirety and replaced by the following:

“(a) A Member’s Salary Deferral Agreement shall authorize a specified amount as a reduction in his or her base pay with respect to such Member’s Salary Deferrals under the Plan.  Salary reductions shall be in whole percentages not to exceed seventy five (75%) percent.  The Agreement shall be effective for the first payroll period beginning (i) in the calendar year for which it is effective; or (ii) in the case of a first-eligible Eligible Executive, effective as of the first day of the month following the date a Salary Deferral Agreement is filed with the Administrator in accordance with Section 5.01(b).”

3.	Section 8.02(a)(i) is deleted in its entirety and replaced by the following:

“A Member shall file with the Administrator a Distribution Timing Election at the time of his or her Deferral Election for the distribution upon (i) or (ii), where:

(i)
A specified year in which payment will be determined on June 30th of said year.  The Member’s age on June 30th of the specified year shall not exceed age 70½.  The Administrator may limit the number of “specified year” elections the Member may have.

(ii)	Termination of employment with the Affiliated Companies.

For this purpose, a termination of employment will occur when the Member and the Affiliated Companies reasonably anticipate that (i) no further services will be performed by the Member after a certain date, or (ii) the level of bona fide services which the Member is expected to perform for the Affiliated Companies, as an employee or otherwise, is expected to permanently decrease to twenty (20) percent or less of the average level of services performed by the Member during the immediately preceding thirty-six (36) month period (or the Member’s entire period of service if less than thirty-six (36) months).  Whether there has been a termination of employment will be determined by the Administrator taking into account all of the facts and circumstances at the time of the termination of employment in accordance with the guidelines described in IRC Regulation Section 1.409-1(h).”

4.	Section 8.06 is deleted in its entirety and replaced by the following:

“(a) Notwithstanding any provision of the Plan to the contrary and to the extent permitted under Code Section 409A, the Administrator shall make a lump sum distribution to a Member: to the extent necessary to comply with a certificate of divestiture, as defined in Code § 1043(b)(2).  Further, the Administrator may allow a Member who has incurred an unforeseen emergency under Section 8.04 or obtained a hardship distribution pursuant to Treas. Reg. § 1.401(k)-1(d)(3) under CSXtra to discontinue deferrals currently in effect under the Plan.

(b) Notwithstanding any provision of the Plan to the contrary, the Administrator may, in its sole discretion which shall be evidenced in writing no later than the date of payment, elect to pay the value of the Member’s Account and Executive Stock Account upon initiation of installment payments in a single lump sum if the combined balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Member’s interest in the Plan.”